Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-261449 on Form S-8, Registration Statement No. 333-264769 on Form S-3, Registration Statement, No. 333-270554 on Form S-8, and Registration Statement No. 333-272563 on Form S-3, of our reports dated March 3, 2025, relating to the consolidated financial statements and financial statement schedules of CBL & Associates Properties, Inc. and subsidiaries, and the effectiveness of CBL & Associates Properties, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 3, 2025